Geo Point Technologies, Inc. Completes Acquisition of RTS-Oil LLP, Appoints new CEO and Directors

 Creates Consolidated Oil and Related Product Entity in Kazakhstan

Combination of Sinur-Oil LLP and RTS-Oil LLP creates consolidated and integrated oil and related product entity in Kazakhstan, including refining and distribution to underserved region

SALT LAKE CITY -- May 8, 2013 -- Geo Point Technologies, Inc. (OTCBB: GNNC) (the “Company” or “Geo Point”), the owner of a modern, environmentally friendly oil refinery in Karatau, Kazakhstan that refines crude oil into diesel fuel, gasoline, and mazut (a heating oil), today announced that on Wednesday, May 8, 2013, it successfully completed the acquisition of RTS-Oil LLP (“RTS”). Additionally the company has made changes to its officers and directors and appointed a new CEO.

Simultaneous with the close of the acquisition, the Company named Rafael Gavrielov, Founder and Chairman of RTS, as the new Chairman and CEO of Geo Point Technologies, Inc. In addition, the Company announced a reconstituted board of directors. The new board includes Rafael Gavrielov, Ashot Sarkisian, Gafur Kassymov, Grigory Vexler and Jeffrey Brimhall. Jeffrey Jensen, former President and CEO of Geo Point, will remain with the Company as Vice-President and Secretary.

Founded in 2000, RTS specializes in wholesale and retail distribution of finished oil products in the southern region of Kazakhstan, including population centers Jambyl, Shymkent and Almaty.  RTS is one of the largest distributors in the wholesale markets in these regions, with 20 petrol stations and seven crude oil and fuel terminals. RTS owns or has long-term leases for fuel tank farms with total storage capacity of more than 40,000 tons (about 280,000 barrels, or 11.8 million gallons) of refined finished oil products such as diesel fuel and gasoline.

As a result of the acquisition, the Company integrated RTS into Sinur-Oil LLP, a previously acquired entity. The name of the post-acquisition company will be “RTS Oil Holdings, Inc.” As a result of the acquisition and integration, the Company now has the ability to refine a variety of oil products and distribute them throughout Kazakhstan, a nation with significant oil reserves but a lack of refining capacity.

"We are pleased to be part of a US public company and believe this acquisition will enable our group to expand our opportunities in Kazakhstan and the Kyrgyz Republic," commented Mr. Gavrielov. "We plan to supply furnace fuel from our Sinur-Oil refinery, and other refineries, we are currently working with in Kazakhstan, to the state owned refinery in Jalal-Abad, Kyrgyz Republic for further processing and distribution. Our robust tank farm capacity enables us to overcome the seasonal cycles of fuel demand. In addition, the combined entity will have significant refining capabilities, as well as long-standing agreements for the purchase of finished oil products in large wholesale volumes from all three main state-owned refineries and from mini-refineries at very competitive prices. Purchases are based on long-term contracts for large volumes with special discounts."

Audited Financials that comply with accounting principles generally accepted in the United States (“GAAP”) are expected to be completed in late June or early July.

Geo Point's environmentally friendly Sinur-Oil Micro-Refinery at Karatau was constructed in 2010 and can currently produce annually approximately 48 thousand tons of furnace fuel or 24,000 tons of three products, including mazut, diesel fuel and petrol 80. Using modern equipment and technology, the refinery in Karatau is ideally located near the Kyrgyz border through which it will send the furnace fuel by rail to Jalal-Abad, Kyrgyz Republic for further refining. In addition, the existing infrastructure includes electricity, water, reservoirs, pipeline and rail access and is capable of supporting a significant increase in refining activity.

RTS has sold its products to smaller wholesale distributors or at the retail level via its own gas stations, generating solid profit margins through its day-to-day operations. RTS brings to Geo Point highly skilled traders, with deep knowledge of the local and regional markets and many years of experience.

"We continue to see robust demand for our products in the entire region of Central Asia, Afghanistan and western China," added Mr. Gavrielov. "A limited number of refineries, coupled with a long-term moratorium on the export of fuel from Kazakhstan, due to the chronic shortages in the country, have resulted in higher demand. In fact, at least a quarter of the fuel used in Kazakhstan is imported from Russia. In addition, fuel is in short supply throughout the entire Central Asian region. Recent market studies project shortages of refined petroleum products over the next decade and beyond. The Kyrgyz Republic and Uzbekistan currently suffer the worst fuel shortages in the region. The combination we have created today, coupled with our long-term strategic vision for the Company, will position Geo Point to address these systemic shortages in a highly profitable way."

About Geo Point Technologies

Geo Point Technologies (OTC BB: GNNC), through its RTS subsidiary, operates 20 petrol stations and seven crude oil and fuel terminals with a total capacity of 40,000 tons (approximately 280,000 barrels, or 11.8 million gallons) in southern Kazakhstan. Geo Point's Sinur subsidiary owns and operates a modern, environmentally friendly oil refinery in Karatau, Kazakhstan. Using new, advanced technology, this strategically located facility refines crude oil into diesel fuel, gasoline, and mazut, a heating oil.

Disclaimer

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this press release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services and products or changes in our business strategies.

Contact:

Hayden IR.

Brett Maas, Managing Partner

1-646-536-7331

or

Geo Point Technologies, Inc.

2319 Foothill Drive, Suite 160

Salt Lake City, Utah 84109

info@geopointtech.com